Exhibit 99.1
PRESS RELEASE
First Half 2016 Results
►	First milestones from the BASE(a) integration reached as we implemented our new organization and launched our all-in-one converged offering "WIGO" in late June;
►	Rebased(1) top line and Adjusted EBITDA growth of 4% and 2% in H1 2016 to €1,178.6 million and €552.5 million, respectively, including BASE's mobile business acquired on February 11, 2016;
►	Reconfirming our FY 2016 outlook, as well as our three-year outlook of 5-7% Adjusted EBITDA growth(b) driven by synergies from the BASE acquisition and operational excellence.

►The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Brussels, July 28, 2016 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited condensed consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the six months ending June 30, 2016.

HIGHLIGHTS

■
Net subscriber growth for our advanced fixed services of broadband internet, enhanced video and fixed-line telephony improved 26% qoq in Q2 2016 to 31,000, driven by attractive marketing campaigns and promotions;

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Successful launch of our first all-in-one converged product "WIGO" in late June 2016, resulting in close to 13,000 "WIGO" subscribers at Q2 2016 quarter-end, boosting quad-play penetration to 22% of cable customers;

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In mobile, we had a productive quarter as we increased operational flexibility by extending the Full-MVNO Arrangement with Orange Belgium (formerly known as Mobistar) to facilitate the transition to BASE's network and delivered solid net mobile postpaid subscriber additions of 27,700 despite the competitive environment;

■
Revenue(2) of €1,178.6 million in H1 2016, +31% yoy on a reported basis. Year-to-date, we achieved 4% rebased revenue growth driven by (i) higher revenue from our advanced fixed services, including the benefit from the mid-February 2016 price adjustments, (ii) higher B2B revenue, and (iii) higher revenue related to our "Choose Your Device" programs launched mid-2015. Revenue of €626.1 million in Q2 2016, +38% yoy on a reported and +3% yoy on a rebased basis, respectively;

■
Adjusted EBITDA(3) of €552.5 million in H1 2016, +15% yoy and +2% yoy on a rebased basis. Adjusted EBITDA for both H1 2016 and H1 2015 included nonrecurring benefits of €6.0 million and €7.6 million, respectively, linked to the settlement of certain operational contingencies. Adjusted EBITDA growth in H1 2016 was adversely impacted by €5.2 million higher BASE integration costs and higher commercial costs at BASE. Q2 2016 Adjusted EBITDA of €290.4 million, +18% yoy and +1% yoy rebased , reflecting the same drivers as mentioned above;

■
Accrued capital expenditures(4) of €303.5 million in H1 2016, reflecting (i) the recognition of the Belgian and UK football broadcasting rights, (ii) higher network-related investments as part of our 1 GHz HFC upgrade project, and (iii) the effects of the BASE acquisition. Excluding the impacts related to football broadcasting rights, our accrued capital expenditures represented around 18% of revenue in H1 2016;

■	Free Cash Flow(5) of €128.4 million in Q2 2016 represented a significant improvement over the negative Free Cash Flow in Q1 2016, bringing the YTD total to €59.3 million;

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Net loss of €19.6 million in H1 2016 impacted by an €86.2 million loss on derivatives and a €16.9 million loss on extinguishment of debt following the voluntary repayment of certain Senior Secured Notes due 2021;

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On track to deliver on our full year 2016 outlook, while the execution of our 2020 Vision, including the synergies related to the BASE acquisition, will enable us to secure profitable growth, targeting a 5-7% Adjusted EBITDA CAGR over the 2015-2018 period.

(a) BASE refers to Telenet Group BVBA (formerly BASE Company NV), which was acquired on February 11, 2016.
(b) Compound Annual Growth Rate ("CAGR") over the 2015-2018 period.

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As of and for the six months ended	Jun 2016	Jun 2015	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue (2)	1,178.6	898.7	31%
Operating profit	271.7	278.1	(2)%
Net profit (loss)	(19.6)	124.3	N.M.

Basic earnings (loss) per share	(0.17)	1.07	N.M.
Diluted earnings (loss) per share	(0.17)	1.06	N.M.

Adjusted EBITDA (3)	552.5	481.4	15%
Adjusted EBITDA margin %	46.9%	53.6%

Accrued capital expenditures (4)	303.5	161.1	88%
Accrued capital expenditures as % of revenue	25.8%	17.9%
Free Cash Flow (5)	59.3	145.1	(59)%

OPERATIONAL HIGHLIGHTS (Total Services)

Video	2,037,000	2,063,800	(1)%
Basic video (6)	308,900	369,900	(16)%
Enhanced video (7)	1,728,100	1,693,900	2%
Broadband internet (8)	1,586,700	1,543,400	3%
Fixed-line telephony (9)	1,246,500	1,187,500	5%
Mobile telephony (10)	3,007,900	953,700	215%
Postpaid	2,025,800	953,700	112%
Prepaid	982,100	—	—%

Triple-play customers	1,122,400	1,058,700	6%
Services per customer relationship (11)	2.25	2.20	2%
ARPU per customer relationship (€ / month) (11) (12)	53.0	50.2	6%

N.M. - Not Meaningful

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

"The past few months have been quite eventful here at Telenet. In February 2016, we closed the acquisition of mobile operator BASE, which secured long-term access to mobile infrastructure and our ability to control the customer experience on both our leading HFC and mobile networks. Just before the summer, we developed our new organizational structure based on the proven Telenet governance model. The new organization will ensure a continued focus on both our cable and mobile customers, so we can achieve our operational and financial goals for the current year and beyond. In addition, we are fully committed to deliver on the aforementioned 2020 annual run-rate synergies of €220 million from the acquisition. As announced in April 2016, we've moved our strategic headquarters to Brussels as part of our 2020 Vision to be the leading converged connected entertainment and business solutions provider in Belgium. As a next step, we aim to restructure and optimize our current intra-group structure in early August 2016 with a view to unlock future value once effectively implemented. In the second quarter, we extended our Full-MVNO Arrangement with Orange Belgium until December 31, 2018 providing us with additional flexibility to migrate our mobile customers to the BASE mobile network. The extended contract does not prevent us from migrating customers early and I'm pleased to announce that recently friendly user trials have started on the network migration. Recently, we also took the first steps to upgrade our mobile network as embedded in our medium-term investment plans which will act as an important enabler for the aforementioned synergies.
In late June 2016, we successfully launched "WIGO", which represents the first integrated commercial offering since the acquisition of BASE. Priced at €100.0 to €140.0 per month including VAT, "WIGO" is Belgium's first all-in-one converged offering for both households and businesses, combing a superfast broadband connection, WiFi access, unlimited fixed and mobile calling across Belgium and a common mobile data allowance which can be shared amongst the users. I'm excited with the early results so far, having achieved close to 13,000 "WIGO" subscribers at the end of June 2016 after just 9 working days, boosting our quad-play penetration as a percentage of our cable customers to around 22% as compared to around 20% a year earlier.
In the entertainment space, we've delivered on our promise to bring high-quality local content to our "Play" and "Play More" customers. In May, our first proprietary local series "Chaussée d'Amour" was made available on our subscription video-on-demand platform with over half a million downloads the first two weeks, making it the most viewed series in our history. We also just announced some additional improvements to our "Play Sports" packages, which had a successful overhaul last summer, adding new commentators, sports documentaries and making our app available on both cellular and WiFi networks.
Operationally, we had a solid second quarter with net subscriber growth for our advanced fixed services of broadband internet, enhanced video and fixed-line telephony being up 26% qoq despite Q2 generally being a softer quarter in our business. Our base of triple-play subscribers grew 6% yoy with the ARPU per customer relationship reaching €53.0 in H1 2016, up 6% yoy. We also did well in mobile despite the intensely competitive environment, having added net 27,700 postpaid subscribers in the quarter driven by our "Family Deal" and "WIGO" offers and improved momentum at BASE following successful handset promotions. These robust operational results have resulted in a solid financial performance year-to-date with rebased revenue and Adjusted EBITDA growth of 4% and 2%, respectively. While our cable business continued to deliver solid mid-single-digit revenue growth, our overall top line growth was impacted by continued pressure on our recently acquired mobile business. Our Adjusted EBITDA growth over the first six months was adversely impacted by €5 million of higher costs linked to the integration of BASE, whereas last year's period also showed a nonrecurring €8 million benefit (as compared to €6 million year-to-date) linked to the settlement of certain operational contingencies. Excluding these factors in both periods, the underlying growth in our Adjusted EBITDA would have been higher. Accrued capital expenditures, excluding the recognition of both the Belgian and the UK football broadcasting rights, represented around 18% of our revenue for H1 2016 and included higher spending in Q2 versus Q1 due to targeted investments in our HFC network as part of our "Grote Netwerf" program. And finally, our Free Cash Flow substantially improved in Q2 following a weak Q1 performance, leading to €59 million of Free Cash Flow over the first six months of 2016.
Having ended the first six months of the year, we feel comfortable reconfirming our full year 2016 outlook as provided at the end of April. As per our outlook, we believe both revenue and Adjusted EBITDA growth will be softer in H2 2016 versus H1 2016 reflecting adverse regulatory and competitive impacts as we continue to invest in our operations to deliver a great customer experience and to fuel future growth. With the integration of BASE being on track and the implementation of our new organizational structure, we believe all the building blocks are in place to deliver on our medium-term outlook of 5-7% growth in our Adjusted EBITDA over the 2015-2018 period on a rebased basis."

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1    Operational highlights

IMPORTANT REPORTING CHANGES

Free Cash Flow: In Q3 2015, we changed our Free Cash Flow definition to further align with our controlling shareholder. From July 1, 2015, Free Cash Flow is defined as net cash provided by the Company’s continuing operations, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on capital-related vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. This adjustment had no impact on the Company’s Free Cash Flow for the prior year quarters.

ARPU per customer relationship: In Q4 2015, we changed the way we calculate the ARPU per customer relationship to further align with our controlling shareholder by excluding channel carriage revenue and including revenue from small or home office ("SoHo") customers. From Q4 2015, the ARPU per customer relationship is calculated by dividing the average monthly subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. We have also applied these changes retroactively to the prior year quarters.

Reminder fees and carriage fees: In Q1 2016, we changed the way we present the billed reminder fees and carriage fees in order to further align with our controlling shareholder. As from January 1, 2016, carriage fees will  no longer be recognized as revenue, but will be netted off against our direct expenses as we consider charged carriage fees and our purchase of distributable content as a single transaction going forward. In addition, reminder fees will be recognized as revenue from January 1, 2016 as these fees are considered to represent a separately identifiable revenue stream, whereas previously reminder fees were recognized net of the related costs in our indirect expense line. The two aforementioned changes in presentation favorably impacted our revenue for H1 2016 by €7.3 million (Q1 and Q2 2016: €3.6 million and €3.7 million, respectively) and our FY 2015 revenue by €13.4 million (Q1 and Q2 2015: €3.1 million and €3.5 million, respectively), but did not impact our Adjusted EBITDA and cash flows. We have also applied these changes retroactively to the prior year quarters.

Expenses by nature: In Q1 2016, we changed the way we present our total expenses to align with our internal reporting framework. As a consequence, we now provide more detailed disclosure of our operating expenditure, whereas the vast majority of our operating expenses were previously predominantly captured under "network operating and service costs". Please see section 5.1 on page 19 for additional information. The representation of our expenses did not impact our Adjusted EBITDA and operating profit. We have also applied these changes retroactively to the prior year quarters.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
At the end of Q2 2016, we provided our 2,161,300 unique customers with 4,870,200 subscription services ("RGUs") across our footprint of 2,963,500 homes passed in Flanders and parts of Brussels. On a product level, our RGU base consisted of 2,037,000 video, 1,586,700 broadband internet and 1,246,500 fixed-line telephony subscriptions. In addition, approximately 85% of our video subscribers had upgraded to our enhanced video platform at June 30, 2016 so they can enjoy a much richer TV experience, including access to a wider range of digital, HD and pay television sports channels, a vast library of domestic and international video-on-demand ("VOD") content both on a transactional and subscription basis and access to our over-the-top ("OTT") platform "Yelo Play". As compared to June 30, 2015, we increased our total RGU base by 2%, or 75,500 RGUs, to a total of 4,870,200 (excluding mobile telephony). We ended the second quarter of 2016 with a bundling ratio of 2.25 RGUs per customer (Q2 2015: 2.20), as 52% of our customers subscribed to a triple-play product, 21% subscribed to a double-play product and 27% subscribed to a single-play product, offering continued up-sell opportunity within our existing customer base.

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With the launch of our first all-in-one converged package for families and businesses, "WIGO", we achieved an important milestone in the commercial integration of Telenet and BASE, combining both fixed and mobile into a single subscription. Priced between €100.0 and €140.0 per month (including 21% VAT), all three "WIGO" bundles include a superfast broadband connection, WiFi access, unlimited fixed and mobile calls in Belgium and a mobile data allowance to be shared among individual family members.

Despite Q2 generally being a weaker sales quarter due to seasonal patterns in our business, we added 31,000 net subscribers to our advanced fixed services of enhanced video, broadband internet and fixed-line telephony in the quarter this year (H1 2016: 55,600), representing a pick-up of 26% compared to the preceding quarter. Also, compared to Q2 2015, net new subscriber growth improved and was up 12% despite the intensely competitive environment. Our leading triple-play bundles “Whop” and “Whoppa” continued to do particularly well in Q2 2016, driven by successful marketing campaigns and targeted promotions. In Q2 2016, we attracted 13,400 net triple-play subscribers to reach a total of 1,122,400 triple-play subscribers (+6% year-on-year). At June 30, 2016, we also served 3,007,900 active mobile customers as compared to 953,700 a year earlier, including just over 2 million postpaid subscribers. This large increase reflects the acquisition of BASE on February 11, 2016.

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, yielded €53.0 for the first six months of 2016, up €2.8, or +6%, compared to the prior year period. Relative to Q2 2015, the ARPU per customer relationship grew 6% in Q2 2016 to €53.4. Growth in the ARPU per customer relationship was underpinned by (i) a higher proportion of multiple-play subscribers in our overall customer mix, (ii) a larger share of enhanced video customers subscribing to our “Play”, “Play More” and “Play Sports” premium entertainment services and (iii) the benefit from the selective price increase on certain fixed services as of mid-February 2016. These favorable impacts were offset to some extent by a growing proportion of bundle discounts and other discounts.

1.2    Broadband internet

At June 30, 2016, we served 1,586,700 broadband internet subscribers (+3% year-on-year), equivalent to 53.5% of the homes passed by our leading HFC network as compared to 52.7% at the end of Q2 2015. In Q2 2016, net subscriber additions for our broadband internet service reached 9,400 (H1 2016: 16,200), strongly up compared to the prior quarter despite Q2 historically being a softer sales quarter due to seasonal patterns in our business. Our annualized churn reached 6.9% for Q2 2016, a slight increase compared to 6.4% in Q2 2015, but a strong 140 bps improvement compared to Q1 2016. This improvement versus the prior quarter was driven by (i) the beneficial impact of our proactive customer visits, (ii) the fading impact of the February 2016 price adjustments, and (iii) our successful targeted marketing campaigns.

We currently provide downstream speeds of up to 200 Mbps for our residential “Whoppa” customers and up to 240 Mbps for our “Business Fibernet 240 Plus” customers. The average download speed reached approximately 115 Mbps at the end of June 2016 compared to approximately 43 Mbps prior to the launch of our new triple-play bundles three years ago. As part of our five-year €500.0 million next-generation network upgrade program, we aim to boost the capacity of our network from 600 MHz currently to 1 GHz, enabling data download speeds of at least 1 Gbps in the future. As customers increasingly expect to enjoy seamless superfast connectivity whether at home, at work or on the move, WiFi remains one of the cornerstones of our connectivity strategy. Today, we have deployed almost 1.3 million WiFi Homespots and operate approximately 2,000 WiFi hotspots in public areas. Through our partnership with VOO in Wallonia, broadband internet customers from both cable companies can freely use the WiFi Homespots on either company’s network. In June 2016, we also entered into a strategic partnership with our majority shareholder Liberty Global. Going forward, Telenet customers can use WiFi hotspots in a certain number of European countries offered by other Liberty Global networks including amongst others Germany and the Netherlands.

1.3    Fixed-line telephony

We served 1,246,500 fixed-line telephony subscribers at June 30, 2016 (+5% year-on-year), equivalent to 42.1% of the homes passed by our network compared to 40.6% at June 30, 2015. In Q2 2016, we achieved a solid net inflow of 12,300 fixed-line telephony subscribers (H1 2016: 25,500) as we continue to successfully sell our “Whop” and “Whoppa” triple-play bundles to both new and existing customers. The number of registered devices using our innovative VoIP app "Triiing" amounted to approximately 95,200 at June 30, 2016, temporary impacted by a a complete revamp of our "Triiing" app with both new and existing users having to register when re-using the app. Our annualized churn rate improved 150 basis points sequentially to 7.7% in Q2 2016, which still represented an increase of 70 basis points compared to the prior year period attributable to the intensely competitive environment and the aforementioned impact from the February 2016 price adjustments.

1.4    Mobile telephony

In February 2016, we finalized the acquisition of Belgian mobile operator BASE. As a result, we now serve a total of 3,007,900 active mobile subscribers, including 2,025,800 postpaid subscribers. The remaining mobile subscribers receive prepaid mobile services under the BASE brand and various branded reseller contracts, including JIM Mobile amongst others. We added a solid 27,700 net mobile postpaid subscribers in Q2 2016 (H1 2016: 49,300), despite the intensely competitive environment. This was achieved through (i) our attractive "Family Deal" offers, (ii) the first effects from our recent "WIGO" product launch, and (iii) gradual improvement in BASE's results driven by attractive handset offers and postpaid promotions. Including prepaid mobile subscribers, our total mobile subscriber base decreased by 8,700 in Q2 2016 compared to Q1 2016 attributable to a net loss of 36,400 mobile prepaid subscribers offsetting our solid postpaid net subscriber additions.

Our blended mobile ARPU equaled €21.5 in Q2 2016, including interconnection. The 2% decrease compared to the prior year period was primarily driven by (i) the conversion of certain legacy mobile tariff plans to our latest mobile rate plans and "Choose Your Device" plans, (ii) continued pressure on SMS usage and out-of-bundle revenue, and (iii) lower revenue generated on average by our prepaid customers.

1.5    Video

ENHANCED VIDEO
At June 30, 2016, approximately 85% of our video customers subscribed to our enhanced video services, so they can access a much richer TV experience. This translated into 1,728,100 enhanced video customers at June 30, 2016, as we added 9,300 net subscribers in Q2 2016 (H1 2016: 13,900). At June 30, 2016, approximately 26% of our enhanced video subscribers were actively using our “Yelo Play” app, through which they can enjoy a unique content experience on multiple connected devices in the home and abroad through our WiFi Homespots and hotspots. At June 30, 2016, our subscription VOD packages “Play” and “Play More” had 331,500 customers, up 50% compared to the prior year period and driven in part by temporary promotions and the launch of our own proprietary local television series "Chaussée d'Amour" mid-May 2016. Within two weeks of the first broadcast on "Play" and "Play More", "Chausseé d'Amour" was downloaded over half a million times, making it the most frequently downloaded program since the launch of VOD at Telenet.

“Play Sports” combines domestic and foreign football with other major sport events including golf, Formula One racing, volleyball, basketball and hockey. In addition, “Play Sports” features unrestricted 7-day catch-up TV, while the accompanying “Play Sports” app enables a TV anywhere/anytime experience across a myriad of devices and ecosystems, enriched with live updated statistics and match summaries. In Q1 2016, we successfully extended the exclusive UK Premier League broadcasting rights for another three seasons and recently renewed the exclusive Formula One broadcasting rights for the next four seasons up to 2019 included. At June 30, 2016, 224,300 customers subscribed to our sports pay television channels, an increase of 10% compared to the prior year period. Compared to the prior quarter, our "Play Sports" customer base decreased slightly as the regular football season ended for several major football championships. In Belgium, the new football season kicks off on July 29, 2016 and we are excited about the new features of our offering - including two new anchors, exclusive sports documentaries and the fact that our "Play Sports" app is now available on all networks (both cellular and WiFi). Driven by the inclusion of more content and content cost inflation, we have announced earlier that as of July 24, 2016, our "Play Sports" prices will increase by €1.95 per month (including 21% VAT) for all subscribers.

TOTAL VIDEO
Relative to March 31, 2016, subscribers to our total basic and enhanced video services decreased by 4,100 (H1 2016: 17,800) to 2,037,000 at June 30, 2016. Compared to recent quarters, our net organic loss rate in Q2 2016 recovered from the spike in Q1 2016, when our churn rate was adversely affected by the impact from the February 2016 price adjustments and the intensely competitive environment. The aforementioned organic loss rate excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their television service or having moved out of our service footprint. Given the historical video penetration in our footprint, the limited expansion of the number of homes passed and strong competition in the domestic TV market, we anticipate further churn of total video subscribers, offset by further growth in multiple-play subscribers, generating a higher ARPU relative to the basic video ARPU.

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2    Financial highlights

2.1    Revenue

For the first six months of 2016, we generated revenue of €1,178.6 million, representing a 31% increase compared to the prior year period when we produced revenue of €898.7 million. Our reported revenue increase was primarily driven by the contribution from BASE, which we acquired on February 11, 2016. When adjusting to neutralize the impact of this acquisition, we achieved rebased revenue growth of 4% for the first six months of 2016. Our cable business delivered solid mid-single-digit revenue growth in H1 2016 driven by (i) 4% higher cable subscription revenue as a result of a 6% increase in our triple-play subscribers, continued growth for our entertainment propositions and the favorable impact from the February 2016 price adjustments, partially offset by a growing proportion of bundle-related discounts, (ii) higher business services revenue and (iii) improved other revenue, primarily due to increased standalone handset sales as compared to the prior year period and the impact of our "Choose Your Device" programs launched mid-2015. The continued robust performance of our cable business was partly offset by continued pressure on our recently acquired mobile business, impacted by (i) lower usage-related revenue across our prepaid subscriber base, (ii) lower roaming revenue due to new EU regulation, and (iii) lower interconnection revenue.

In Q2 2016, our revenue was €626.1 million, up 38% year-on-year on a reported basis, reflecting the impact from the February 2016 BASE acquisition. On a rebased basis, however, we achieved top line growth of 3% compared to 5% realized in Q1 2016. The anticipated sequential slow-down in our rebased revenue growth rate was primarily driven by a full quarter consolidation of BASE versus only six weeks in Q1 2016. In line with our full year 2016 outlook, we anticipate our rebased top line growth rate to decelerate in H2 2016 compared to the 4% we delivered in H1 2016 as a result of both adverse regulatory and competitive impacts and as H2 2015 already showed a revenue uplift from the introduction of our "Choose Your Device" programs.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which includes, amongst others, (i) recurring set-top box rental fees, (ii) fees for supplemental premium content    offerings, including our subscription VOD packages “Play”, “Play More” and “Play Sports”, and (iii) transactional and broadcasting-on-demand services. For the first six months of 2016, our video revenue amounted to €284.0 million (Q2 2016: €142.8 million) compared to €274.9 million for the prior year period. This 3% increase was driven by higher recurring set-top box rental fees and growth in our premium subscription VOD business, partly offset by a gradual decline in our total video subscriber base and slightly lower revenue from transactional VOD services.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs totaled €282.2 million for the first six months of 2016 (Q2 2016: €142.2 million) and was up 4% compared to the prior year period when we recorded broadband internet revenue of €270.6 million. Our revenue growth was driven by 3% growth in our subscriber base and the benefit from the aforementioned February 2016 price increase, which were partially offset by the increased proportion of bundle discounts.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnection revenue generated by these customers which is reported under other revenue. For the first six months of 2016, our fixed-line telephony revenue increased 8% to €121.3 million (Q2 2016: €61.6 million) compared to €112.5 million for the prior year period. Our revenue growth was driven by a 5% increase in fixed-line telephony subscribers and the benefit from the aforementioned February 2016 price increase, partly offset by a growing proportion of bundle discounts and lower traffic.

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MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our mobile telephony subscribers and out-of-bundle revenue, but excludes both the interconnection revenue generated by these customers and revenue earned from handset sales and revenue recognized under our "Choose Your Device" programs. For the first six months of 2016, we generated mobile telephony revenue of €257.4 million (Q2 2016: €150.8 million), up €158.5 million compared to the prior year period. This robust 160% year-on-year revenue increase reflected the acquisition of BASE, which was effective February 11, 2016.Excluding this impact, our rebased mobile telephony revenue growth was 1% with continued postpaid subscriber growth being partially offset by lower usage-related revenue per user and the impact of our "Choose Your Device" programs as this revenue is recognized under our other revenue.

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) our carrier business, as well as (iii) value-added services such as hosting and managed security. Revenue generated by our business customers on all coax-related products is allocated to one of the aforementioned revenue lines and is not captured within Telenet Business, our business services division. Telenet Business generated revenue of €60.6 million for the first six months of 2016 (Q2 2016: €29.8 million), which was up 9% compared to the prior year period on a rebased basis. Our B2B revenue growth was primarily driven by (i) higher revenue from carrier services for mobile, (ii) higher security-related revenue and (iii) higher revenue from business connectivity solutions.

OTHER
Other revenue primarily includes, among other items, (i) interconnection revenue from both our fixed-line and mobile telephony customers, (ii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iii) product activation and installation fees, and (iv) set-top box sales revenue. Other revenue reached €173.1 million for the first six months of 2016 (Q2 2016: €98.9 million), up 7% on a rebased basis driven by higher revenue from the sale of standalone handsets versus the prior year period largely attributable to the impact of our "Choose Your Device" programs launched mid-2015.

2.2    Expenses

For the first six months of 2016, we incurred total expenses of €906.9 million, representing an increase of 46% compared to the prior year period when we incurred total expenses of €620.6 million. Excluding the impact from the BASE acquisition, total expenses increased 7% on a rebased basis for the first six months of 2016. Our total expenses for both H1 2016 and H1 2015 included nonrecurring benefits of €6.0 million and €7.6 million, respectively, linked to the settlement of certain operational contingencies associated with the settlement of our Full-MVNO Arrangement with Orange Belgium and the resolution of a contingency associated with universal obligations, respectively. In addition, we incurred €5.2 million higher integration costs in H1 2016 compared to the prior year period linked to the BASE acquisition. Our total operating expenses represented approximately 77% of our revenue for the first six months of 2016. Cost of services provided as a percentage of our revenue represented approximately 57% for the first six months of 2016, while selling, general and administrative expenses represented approximately 20% of our total revenue for the first six months of 2016.

In Q2 2016, our total expenses reached €487.0 million, up 59% compared to the prior year period, and reflecting the impact from the BASE acquisition. On a rebased basis, our total expenses increased 6%. Our total expenses for both Q2 2016 and Q2 2015 included the aforementioned nonrecurring benefits of €6.0 million and €7.6 million, respectively.

NETWORK OPERATING EXPENSES
Our network operating expenses reached €64.9 million for the first six months of 2016 (Q2 2016: €37.4 million) compared to €34.0 million in H1 2015 (+91% year-on-year) and primarily reflected the effects of the BASE acquisition. On a rebased basis, our network operating expenses increased 10% year-on-year as a result of higher network equipment maintenance and higher electricity costs partially due to changes in local legislation.

DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) costs related to interconnection, (ii) handset sales and subsidies and (iii) programming and copyrights. In H1 2016, our direct costs represented €291.8 million (Q2 2016: €154.9 million), up 41% compared to the prior year period and mainly impacted by the BASE acquisition. On a rebased basis, our direct costs increased 2% for the first six months of 2016, which included the aforementioned nonrecurring benefit of €6.0 million linked to

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the settlement of our Full-MVNO Agreement with Orange Belgium in Q2 2016. Excluding this favorable impact, growth in our direct costs would have been higher, reflecting higher content-related expenses as a result of our connected entertainment strategy and higher costs related to handset sales in the quarter, partially offset by substantially lower handset subsidies compared to H1 2015.

STAFF-RELATED EXPENSES
Staff-related expenses increased €37.0 million to €124.1 million in H1 2016 (Q2 2016: €67.3 million) and reflected the acquisition of BASE, the effect of the mandatory wage indexation since early 2016 and modest growth in our combined employee base.

SALES AND MARKETING EXPENSES
Sales and marketing expenses for the first six months of 2016 reached €47.4 million (Q2 2016: €23.8 million) compared to €31.0 million for the prior year period. On a rebased basis, our sales and marketing expenses increased €4.5 million year-on-year as a result of our “Vollenbak Voordelen” campaign and latest mobile marketing campaigns at BASE, as well as timing variances in some of our campaigns as compared to last year.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €26.0 million (Q2 2016: €12.9 million) for the first six months of 2016 compared to €17.5 million in H1 2015. On a rebased basis, costs related to outsourced labor and professional services increased €6.3 million year-on-year including amongst other items €5.2 million higher costs linked to the integration of BASE.

OTHER INDIRECT EXPENSES
Our other indirect expenses reached €71.9 million the first six months of 2016 (Q2 2016: €39.4 million), up 79% compared to the prior year period and impacted by the BASE acquisition. Moreover, other indirect expenses for H1 2015 included a nonrecurring €7.6 million benefit linked to the resolution of a contingency associated with universal service obligations. Excluding this impact, other indirect expenses for H1 2016 were broadly stable compared to the six months ended June 30, 2015 on a rebased basis. For H1 2016, other indirect expenses represented around 6% of total revenue.

DEPRECIATION AND AMORTIZATION, INCL. GAINS ON DISPOSAL OF PROPERTY AND EQUIPMENT AND OTHER INTANGIBLE ASSETS
Depreciation and amortization, including gains on disposal of property and equipment and other intangible assets, reached €269.9 million for the first six months of 2016 (Q2 2016: €142.4 million) and primarily reflected the impacts from the BASE acquisition and higher depreciation expenses related to set-top boxes and IT.

2.3    Adjusted EBITDA and operating profit

For the first six months of 2016, we realized Adjusted EBITDA of €552.5 million, up 15% compared to the prior year period when we produced Adjusted EBITDA of €481.4 million. Our Adjusted EBITDA for the first six months of 2016 included the effects of BASE from February 11, 2016, as mentioned above. Excluding this impact, we achieved rebased Adjusted EBITDA growth of 2% for H1 2016. Our Adjusted EBITDA for both H1 2016 and H1 2015 included nonrecurring benefits of €6.0 million and €7.6 million, respectively, as mentioned above. Our Adjusted EBITDA growth in H1 2016 was adversely impacted by €5.2 million higher integration costs linked to the integration of BASE as compared to H1 2015, while we also incurred higher commercial costs at BASE in Q2 2016 to fuel net postpaid subscriber growth. Excluding the impact from nonrecurring benefits in both periods and excluding the aforementioned integration costs, rebased growth in our Adjusted EBITDA would have been higher. Our Adjusted EBITDA margin reached 46.9% for the first six months of 2016 compared to 53.6% on a reported basis for the first six months of 2015. This decline was mainly driven by a higher proportion of lower-margin mobile business, including BASE's contribution since the acquisition, and premium content revenue in our overall mix, as well as higher costs associated with the integration of BASE.

In Q2 2016, our Adjusted EBITDA was €290.4 million, up 18% compared to the €246.4 million we generated in Q2 2015. Excluding the effects from the BASE acquisition, we achieved rebased Adjusted EBITDA growth of 1% impacted by integration costs linked to the BASE acquisition and the aforementioned nonrecurring benefits in both Q2 2016 and Q2 2015. Excluding all of these effects, growth in our Adjusted EBITDA would have been higher. Our Adjusted EBITDA margin in Q2 2016 reached 46.4% compared to 54.5% on a reported basis in Q2 2015. As per our full year 2016 outlook, we expect rebased growth in our Adjusted EBITDA

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2016	11

to decrease in H2 2016 versus 2% realized in H1 2016 as a result of adverse regulatory and competitive impacts and lower overall revenue growth.

Exhibit 1: Reconciliation between Adjusted EBITDA and total profit for the period (unaudited)

(en millions €)	For the three months ended			For the six months ended
	June 30,			June 30,
	2016	2015	Change %	2016	2015	Change %

Adjusted EBITDA	290.4	246.4	18%	552.5	481.4	15%
Adjusted EBITDA margin	46.4%	54.5%		46.9%	53.6%

Share based compensation	(3.6)	(2.3)	57%	(4.7)	(6.7)	(30)%
Operating charges related to acquisitions or divestitures	(5.3)	(3.1)	71%	(6.4)	(4.1)	56%
Restructuring gains (charges)	—	—	—%	0.2	0.5	(60)%

EBITDA	281.5	241.0	17%	541.6	471.1	15%

Depreciation, amortization and impairment	(142.4)	(94.3)	51%	(269.9)	(193.0)	40%

Operating profit	139.1	146.7	(5)%	271.7	278.1	(2)%

Net finance expense	(127.8)	(7.4)	N.M.	(246.7)	(78.6)	214%
Share of the result of equity accounted investees	0.3	(1.1)	N.M.	(1.9)	(2.2)	(14)%
Income tax expense	(22.6)	(48.0)	(53)%	(42.7)	(73.0)	(42)%

Profit (loss) for the period	(11.0)	90.2	N.M.	(19.6)	124.3	N.M.

N.M. - Not Meaningful

We generated operating profit of €271.7 million for the first six months of 2016 (Q2 2016: €139.1 million), which was down €6.4 million, or (2)%, compared to the prior year period when our operating profit reached €278.1 million and was impacted by a 40% increase in depreciation and amortization charges.

2.4    Net result

FINANCE INCOME AND EXPENSES
For the first six months of 2016, net finance expenses totaled €246.7 million compared to €78.6 million of net finance expenses incurred for the first six months of 2015. Compared to H1 2015 when we booked a €40.0 million non-cash gain on our derivatives, we incurred an €86.2 million non-cash loss for the first six months of 2016. In addition, we also incurred a €16.9 million loss on the extinguishment of debt following the June 2016 repayment of certain Senior Secured Notes due 2021 for an aggregate amount of €700.0 million. Our net interest expense, foreign exchange loss and other finance expense increased 20% from €119.5 million in H1 2015 to €143.9 million in H1 2016, reflecting the impact from our higher average outstanding debt balance compared to H1 2015.

In Q2 2016, net finance expenses were €127.8 million compared to €7.4 million in Q2 2015. Compared to the prior year period, when we incurred a non-cash gain of €51.9 million on our derivatives, we incurred a €26.9 million non-cash loss on our derivatives in Q2 2016. In addition, our net finance expenses in Q2 2016 were impacted by the aforementioned repayment of our Senior Secured Notes due February 2021, leading to a €16.9 million loss on the extinguishment of debt.

INCOME TAXES
We recorded income tax expense of €42.7 million for the first six months of 2016 (Q2 2016: €22.6 million) compared to income tax expense of €73.0 million for the first six months of 2015, a decrease of 42% year-on-year, as a result of lower pre-tax profits compared to the prior year period.

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NET INCOME (LOSS)
We incurred a net loss of €19.6 million for the first six months of 2016 compared to net income of €124.3 million we achieved in the prior year period. Our net income was impacted by a €86.2 million net loss on our derivative financial instruments and a €16.9 million loss on the extinguishment of debt versus a gain on our derivatives of €40.0 million in H1 2015. In Q2 2016, we recorded a net loss of €11.0 million compared to net income of €90.2 million in Q2 2015, broadly reflecting the same elements as mentioned above.

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES
For the first six months of 2016, our operations yielded €285.0 million of net cash compared to €328.2 million we generated during the prior year period. Compared to H1 2015, our net cash from operating activities decreased 13% in H1 2016, negatively impacted by a nonrecurring €23.5 million cash outflow in Q1 2016 following a favorable contract renegotiation and the payment of €18.7 million ticking fees linked to the BASE acquisition in Q1 2016. In addition, the net cash from our operating activities in H1 2016 was impacted by (i) a negative trend in our working capital following the BASE acquisition, (ii) higher cash interest expenses following our increased indebtedness, and (iii) €14.4 million higher cash taxes paid compared to last year. In Q2 2016, we realized €240.0 million of net cash from operating activities, representing a marked improvement compared to the preceding quarter as our Q2 2016 net cash performance was not impacted by the aforementioned items.
NET CASH USED IN INVESTING ACTIVITIES
We used €1,406.1 million of net cash in investing activities for the first six months of 2016 compared to €236.3 million of net cash used in investing activities in H1 2015. The strong year-on-year increase in net cash used in investing activities was primarily driven by the acquisition of BASE for €1,180.6 million net of cash acquired, which closed on February 11, 2016. Also, the net cash used in investing activities included cash payments for our capital expenditures, including a cash payment for the Belgian football broadcasting rights covering the second leg of the current 2015-2016 season. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.
FREE CASH FLOW
For the first six months of 2016, we generated Free Cash Flow of €59.3 million compared to €145.1 million in H1 2015. Compared to Q1 2016, when our Free Cash Flow was negatively impacted by (i) a nonrecurring €23.5 million cash outflow following a favorable contract renegotiation, (ii) the payment of €18.7 million ticking fees linked to the BASE acquisition, and (iii) a negative trend in our working capital following the BASE acquisition, our Free Cash Flow markedly improved in Q2 2016 to €128.4 million as a result of strong growth in our operating cash flow.
NET CASH FROM (USED IN) FINANCING ACTIVITIES
The net cash from financing activities was €860.0 million for the first six months of 2016 compared to €49.1 million of net cash used in financing activities in H1 2015. Our net cash from financing activities in H1 2016 mainly reflected the aggregate draw-down of €1,217.0 million from certain debt facilities in February 2016 related to the acquisition of BASE and the issuance of a new USD 850.0 million Term Loan in May 2016. The net proceeds from this new Term Loan were used in June 2016 to repay the €300.0 million Senior Secured Fixed Rate Notes due February 2021 and the €400.0 million Senior Secured Floating Rate Notes due June 2021. In addition to the aforementioned €700.0 million debt repayment, we also repaid €297.0 million of outstanding amounts under our revolving credit facilities from our excess cash balance in Q2 2016. Furthermore, our net cash from financing activities in H1 2016 was impacted by (i) €40.0 million spent under the Share Repurchase Program 2016, (ii) a nonrecurring €9.9 million impact reflecting the call premium for the voluntary Senior Secured Notes repayment, and (iii) a payment of €10.7 million for the early termination of certain derivative financial contracts linked to the €400.0 million Senior Secured Floating Rate Notes mentioned above. The remainder of the net cash used in financing activities primarily consisted of capital lease repayments and other financial payments.
In Q2 2016, the net cash used in financing activities was €319.0 million compared to €19.6 million used in Q2 2015. This reflected amongst others (i) the issuance of a USD 850.0 million Term Loan in May 2016, (ii) the subsequent repayment of the aforementioned Senior Secured Notes for an aggregate amount of €700.0 million, including the cash settlement of the aforementioned call premium, (iii) the voluntary repayment of €217.0 million of outstanding amounts under our revolving credit facilities, (iv) €20.0 million used for the Share Repurchase Program 2016 and (v) a payment of €10.7 million for the early termination of certain derivatives as mentioned above. The remainder of the net cash used in financing activities primarily consisted of capital lease repayments and other financial payments.

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2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
As of June 30, 2016, we carried a total debt balance (including accrued interest) of €4,760.1 million, of which (i) €2,924.6 million principal amount is owed under our 2015 Amended Senior Credit Facility, (ii) €120.0 million outstanding under our revolving credit facilities related to amounts drawn in connection with the BASE acquisition in February 2016, and (iii) €1,230.0 million principal amount is related to the Senior Secured Notes with maturities ranging from 2022 through 2027. Our total debt balance at June 30, 2016 also included €31.1 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.
In February 2016, we drew three debt facilities under the 2015 Amended Senior Credit Facility for the financing of the BASE acquisition for an aggregate amount of €1,217.0 million, including (i) €800.0 million under Term Loan AA with a maturity of June 30, 2023 and a 3.50% margin over EURIBOR, (ii) €217.0 million under Revolving Credit Facility X with a maturity of September 30, 2020 and a 2.75% margin over EURIBOR, and (iii) €200.0 million under Revolving Credit Facility Z with a maturity of June 30, 2018 and a 2.25% margin of EURIBOR.
In April and May 2016, we repaid €130.0 million and €87.0 million, respectively, under Revolving Credit Facility X, fully repaying the amounts we had drawn in February this year. In June 2016, we repaid and subsequently cancelled €80.0 million under Revolving Credit Facility Z, leaving an outstanding balance of €120.0 million. We intend to use our excess cash and cash equivalents to repay the outstanding amounts under our revolving credit facilities in the near future.
In May 2016, we successfully issued a USD 850.0 million Term Loan (“Facility AD”) due June 30, 2024. Facility AD bears interest at 3.50% over LIBOR (with a 75 basis points floor) and was issued at 99.5% of par. We drew Term Loan AD on June 14, 2016 and entered into several cross-currency interest swap transactions at that time to hedge both our underlying currency and floating interest rate exposure. We used the net proceeds from these transactions on June 15, 2016 to prepay the following credit facilities under the existing Senior Credit Facility: (i) Facility O, of which Telenet Finance III Luxembourg S.C.A. (“TFL III”) was the lender, and (ii) Facility P, of which Telenet Finance IV Luxembourg S.C.A. (“TFL IV”) was the lender. TFL III and TFL IV in turn used the proceeds from the prepayment of Facility O and Facility P to redeem the associated €300.0 million Senior Secured Notes due 2021 and the €400.0 million Senior Secured notes due 2021, respectively. As a result, we face no debt maturities before June 2022 excluding the short-dated revolving credit facilities which we aim to repay before year-end as mentioned before.

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DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of our debt instruments and payment schedule at June 30, 2016.
Exhibit 2: Debt maturity table as of June 30, 2016

	Total Facility as per		Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	June 30, 2016
	(€ in millions)
2015 Amended Senior Credit Facility
Term Loan W	474.1		474.1	—	June 30, 2022	Floating | 3-month EURIBOR (0% floor) + 3.25%	Quarterly (Jan., April, July, Oct.)
Term Loan Y	882.9		882.9	—	June 30, 2023	Floating | 3-month EURIBOR (0% floor) + 3.50%	Quarterly (Jan., April, July, Oct.)
Term Loan AA	800.0		800.0	—	June 30, 2023	Floating | 3-month EURIBOR (0% floor) + 3.50%	Quarterly (Jan., April, July, Oct.)
Term Loan AD	767.6	767.6	767.6	—	June 30, 2024	Floating | 3-month USD LIBOR (0.75% floor) + 3.50%	Quarterly (March, June, Sept., Dec.)
Revolving Credit Facility (Facility X)	381.0		—	381.0	September 30, 2020	Floating | 1-month EURIBOR (0% floor) + 2.75%	Not applicable
Revolving Credit Facility (Facility Z)	120.0		120.0	—	June 30, 2018	Floating | 1-month EURIBOR (0% floor) + 2.25%	Weekly

Senior Secured Fixed Rate Notes
€450 million Senior Secured Notes due 2022	450.0		450.0	—	August 15, 2022	Fixed | 6.25%	Semi-annually (Feb. and Aug.)
€250 million Senior Secured Notes due 2024	250.0		250.0	—	August 15, 2024	Fixed | 6.75%	Semi-annually (Feb. and Aug.)
€530 million Senior Secured Notes due 2027	530.0		530.0	—	July 15, 2027	Fixed | 4.875%	Semi-annually (Jan. and July)

Total notional amount	4,655.6		4,274.6	381.0

CASH BALANCE AND AVAILABILITY OF FUNDS
At June 30, 2016, we held €16.2 million of cash and cash equivalents compared to €277.3 million at December 31, 2015. To minimize the concentration of counterparty risk, our cash equivalents are placed with highly rated European and US financial institutions. The marked decrease in our cash balance compared to December 31, 2015 was primarily due to the repayment of outstanding amounts under our revolving credit facilities for an aggregate amount of €297.0 million as mentioned above. In addition, we used €137.6 million of net cash for the BASE acquisition, including the cash settlement of financing-related ticking fees and associated arrangement fees resulting from the issuance of certain debt facilities in April 2015, offset by €141.3 million of cash acquired. We also paid €92.0 million of cash taxes over the first six months of the year and used €40.0 million of net cash for share repurchases under our Share Repurchase Program 2016, while paying €23.5 million to a counterparty following the 2015 renegotiation of a contract. At June 30, 2016, we had access to €381.0 million of available commitments under Revolving Credit Facility X, subject to compliance with the covenants mentioned below.
NET LEVERAGE RATIO
As of June 30, 2016, the outstanding balance of our 2015 Amended Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to Consolidated Annualized EBITDA ratio of 3.9x compared to 3.4x at December 31, 2015. The increase in our net leverage ratio compared to year-end 2015 primarily reflected the acquisition of BASE in February 2016, which was largely debt-financed. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x. Please refer to footnote 17 on page 26 for detailed information about the definition of our net leverage ratio.
2.7    Capital expenditures

Accrued capital expenditures reached €303.5 million for the first six months of 2016, representing approximately 26% of our revenue versus approximately 18% for the first six months of 2015, and included €34.9 million of recurring accrued capital expenditures for BASE. Our accrued capital expenditures for both the first six months of 2016 and 2015 reflected the recognition of the Jupiler Pro League broadcasting rights for the 2016-2017 and 2015-2016 seasons, respectively. In addition, our accrued capital expenditures in H1 2016 reflected the extension of the exclusive UK Premier League broadcasting rights for the next three seasons as of the 2016-2017 season. Under EU IFRS, these broadcasting rights have been capitalized as intangible assets and will be amortized on a pro-rata basis as the season progresses. Excluding these broadcasting rights, our accrued capital expenditures represented around 18% of our revenue for the first six months of 2016 and around 15% for the prior year period.

Set-top box related capital expenditures increased €12.4 million from €3.2 million for the first six months of 2015 to €15.6 million for the first six months of 2016, reflecting the underlying growth in our enhanced video subscriber base. For the first six months of 2016, set-top box related capital expenditures represented approximately 8% of our total accrued capital expenditures excluding the aforementioned football broadcasting rights.

Capital expenditures for customer installations totaled €36.8 million for the first six months of 2016, or approximately 18% of total accrued capital expenditures excluding the aforementioned football broadcasting rights. The 25% year-on-year increase in our customer installations capital expenditures reflected continued net subscriber growth for our advanced services of broadband internet, enhanced video and fixed-line telephony and included higher costs related to our proactive customer visits.

Accrued capital expenditures for network growth and upgrades amounted to €82.1 million for the first six months of 2016, and represented approximately 40% of total accrued capital expenditures excluding the aforementioned football broadcasting rights. The 74% increase versus the prior year period reflected the effects from the BASE acquisition and was furthermore driven by higher investments in our HFC network as part of our €500.0 million five-year network investment program “De Grote Netwerf” and incremental spending on BASE's network subsequent to the acquisition.

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and recurring investments in our IT platform and systems. These reached €169.0 million for the first six months of 2016 compared to €81.3 million for the first six months of 2015 and were impacted by the recognition of the aforementioned football broadcasting rights.

This implies that approximately 66% of our accrued capital expenditures for the first six months of 2016 were scalable and subscriber growth related excluding the aforementioned football broadcasting rights. Going forward, we will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

In Q2 2016, our accrued capital expenditures amounted to €115.1 million compared to €71.5 million in Q2 2015, and reflected the acquisition of BASE on February 11, 2016. Our capital expenditures in Q2 2016 represented around 18% of our revenue compared to around 17% in Q1 2016 (excluding the aforementioned football broadcasting rights). Excluding the recognition of football broadcasting rights, our accrued capital expenditures increased 21% sequentially as a result of higher network-related investments, including targeted upgrades to BASE's mobile network.

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3    Outlook and other information

3.1    Outlook

2016 will be a pivotal year in our Company's history as we continue to drive further business growth, whilst ensuring a smooth BASE integration and laying the further foundations for healthy profitable growth in the future. In conjunction with the announcement of our Q1 2016 results and our Capital Markets Day end of April 2016, we presented our 2020 Vision. As part of our 2020 Vision, we aim to be the leading converged connected entertainment and business solutions provider in Belgium.

Our strategic plan focuses on four distinct pillars.

•
First, we aspire to offer seamless converged connected entertainment services to all our residential customers, both at home and on-the-go, through our fixed, WiFi and mobile networks, while aiming to provide a great customer experience.

•
Second, we target to achieve a higher market share in the business market with a clear focus on all segments including small and medium-sized companies ("SME"), small offices and home offices ("SOHO") and large corporates. Through a combination of reliable superfast connectivity solutions, value-added services and a customer-centric approach, we aim to reap the untapped potential of the B2B market.

•
Third, we will continue to invest in our leading HFC network increasing the spectrum bandwidth capacity to 1 GHz and therefore enabling data download speeds of at least 1 Gbps. At the same time, we will accelerate investments in BASE's mobile infrastructure, including site upgrades/extensions and increased fiber backhaul. Through our integrated network, we will be better positioned to capture the growth opportunities in a converging world.

•
Fourth, we will ensure a smooth integration of BASE and are pleased to see that we're running ahead of our plans. We plan to invest in BASE's mobile network in order to secure profitable growth going forward. Hence, we reconfirm total integration costs of €300.0 million (including €250.0 million of network-related investments) as communicated during our Capital Markets Day end of April 2016. This will allow us to generate €220.0 million of annual run-rate synergies by 2020 with around 70% driven by MVNO-related synergies.

Our strategic plan is expected to translate into healthy organic rebased Adjusted EBITDA growth over the next few years as we target 5-7% growth over the 2015-2018 period. Rebased Adjusted EBITDA growth will be driven by (i) profitable growth in our fixed and mobile connectivity businesses, (ii) our continued focus on cost excellence and operating leverage, and (iii) the aforementioned synergies from the BASE acquisition. As around 70% of the targeted synergies are MVNO-related, they will only really start to kick in once the current MVNO Agreement has ended and hence drive faster Adjusted EBITDA growth in the years thereafter.

This year, our rebased growth rates will be impacted by (i) the consolidation of BASE's declining mobile-only business, (ii) an increased competitive and regulatory environment, and (iii) the costs associated with the BASE integration. Having achieved 4% and 2% rebased revenue and Adjusted EBITDA growth, respectively, over the first six months of 2016, we reconfirm our full year 2016 outlook as presented on April 28, 2016 and as shown in the table below.

Exhibit 3: Outlook FY 2016

Outlook FY 2016
Revenue growth (rebased)	Up to 2%
Adjusted EBITDA growth (rebased)	Stable
Accrued capex, as a % of revenue	Around 23%(1)
Free Cash Flow	€175.0 - €200.0 million(2)
(1) Excluding the recognition of Belgian football broadcasting rights and the UK Premier League.
(2) Assuming the tax payment on our 2015 tax return will not occur until early 2017.

3.2    Shareholder remuneration

For 2016, the board of directors has authorized a €50.0 million share buy-back program (the “Share Repurchase Program 2016”), effective as of February 15, 2016. Under this program, Telenet may acquire from time to time its common stock, to a maximum of 1,100,000 shares, for a maximum consideration of €50.0 million, within a six month period. The share repurchases will be conducted under the terms and conditions approved by the extraordinary general shareholders’ meeting of the Company of April 30, 2014. At June 30, 2016, a total of 912,415 own shares had been repurchased for a total amount of €40.0 million.

The board of directors remains committed to deliver attractive and sustainable shareholder value in line with the Company’s long-term Net Total Debt to Consolidated Annualized EBITDA ratio. This methodology provides for an optimal balance between growth, shareholder returns and attractive access to capital markets. The Company aims to achieve this target through potential value-accretive acquisitions and/or investments to support future business growth and cash returns to shareholders, underpinned by strong Free Cash Flow generation and a continued optimization of the financing structure.

3.3    Subsequent events

There were no significant events subsequent to June 30, 2016, that would require adjustment to or disclosure in the financial information included in this press release.

3.4    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren – Réviseurs d’Entreprises CVBA, represented by Filip De Bock, has confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the six months ended June 30, 2016.

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4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended	Jun 2016	Jun 2015	Change %

Total Services - Combined Network

Homes passed (13)	2,963,500	2,926,000	1%

Video
Basic video (6)	308,900	369,900	(16)%
Enhanced video (7)	1,728,100	1,693,900	2%
Total video	2,037,000	2,063,800	(1)%

Internet
Residential broadband internet	1,444,800	1,478,500	(2)%
Business broadband internet	141,900	64,900	119%
Total broadband internet (8)	1,586,700	1,543,400	3%

Fixed-line telephony
Residential fixed-line telephony	1,182,000	1,147,400	3%
Business fixed-line telephony	64,500	40,100	61%
Total fixed-line telephony (9)	1,246,500	1,187,500	5%

Total services (14)	4,870,200	4,794,700	2%

Churn (15)

Video	7.0%	6.6%
Broadband internet	6.9%	6.4%
Fixed-line telephony	7.7%	7.0%

Customer relationship information

Triple-play customers	1,122,400	1,058,700	6%
Total customer relationships (11)	2,161,300	2,181,400	(1)%
Services per customer relationship (11)	2.25	2.20	2%
ARPU per customer relationship (in € / month) (11) (12)	53.4	50.6	6%

During 2015, we reclassified 85,000 residential broadband internet subscribers to business broadband internet subscribers. We also reclassified 44,700 residential fixed-line telephony subscribers to business fixed-line telephony subscribers. We did not apply these reclassification adjustments retroactively to the prior year quarters.

As of and for the three months ended	Jun 2016	Jun 2015	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	2,025,800	953,700	112%
Prepaid subscribers	982,100	—	—%
Total mobile subscribers (10)	3,007,900	953,700	215%
N.M. - Not Meaningful

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5	Telenet Group Holding NV – Selected EU IFRS condensed
consolidated interim financial statements

5.1	EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the six months ended
	June 30,			June 30,
	2016	2015	Change %	2016		2015	Change %
Profit for the period
Revenue

Revenue	626.1	452.2	38%	1,178.6		898.7	31%

Expenses

Cost of services provided	(350.5)	(243.7)	44%	(667.2)		(498.6)	34%

Gross profit	275.6	208.5	32%	511.4		400.1	28%

Selling, general & administrative expenses	(136.5)	(61.8)	121%	(239.7)		(122.0)	96%

Operating profit	139.1	146.7	(5%)	271.7		278.1	(2%)

Finance income	—	52.6	(100%)	0.3		40.9	(99%)
Net interest income and foreign exchange gain	—	0.7	(100%)	0.3		0.9	(67%)
Net gain on derivative financial instruments	—	51.9	(100%)	—		40.0	(100%)
Finance expenses	(127.8)	(60.0)	113%	(247.0)		(119.5)	107%
Net interest expense, foreign exchange loss and other finance expenses	(84.0)	(60.0)	40%	(143.9)		(119.5)	20%
Net loss on derivative financial instruments	(26.9)	—	—%	(86.2)		—	—%
Loss on extinguishment of debt	(16.9)	—	—%	(16.9)		—	—%
Net finance expense	(127.8)	(7.4)	N.M.	(246.7)		(78.6)	214%
Share of the result of equity accounted investees	0.3	(1.1)	(127%)	(1.9)		(2.2)	(14%)

Profit before income tax	11.6	138.2	(92%)	23.1		197.3	(88%)

Income tax expense	(22.6)	(48.0)	(53%)	(42.7)		(73.0)	(42%)

Profit (loss) for the period	(11.0)	90.2	N.M.	(19.6)		124.3	N.M.

Other comprehensive income for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset)	—	—	—%	—		—	—%
Deferred tax	—	—	—%	—		—	—%
Other comprehensive loss for the period, net of income tax	—	—	—%	—		—	—%

Total comprehensive income (loss) for the period	(11.0)	90.2	N.M.	(19.6)		124.3	N.M.

Profit (loss) attributable to:	(11.0)	90.2	N.M.	(19.6)	0.000001	124.3	N.M.
Owners of the Company	(11.0)	90.2	N.M.	(19.5)		124.3	N.M.
Non-controlling interests	—	—	—%	(0.1)		—	—%

Total comprehensive income (loss) for the period, attributable to:	(11.0)	90.2	N.M.	(19.6)		124.3	N.M.
Owners of the Company	(11.0)	90.2	N.M.	(19.5)		124.3	N.M.
Non-controlling interests	—	—	—%	(0.1)		—	—%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2016	20

(€ in millions, except shares and per share amounts)	For the three months ended			For the six months ended
	June 30,			June 30,
	2016	2015	Change %	2016	2015	Change %
Weighted average shares outstanding	115,948,265	116,442,320		116,184,949	116,593,880
Basic earnings (loss) per share	(0.09)	0.77		(0.17)	1.07
Diluted earnings (loss) per share	(0.09)	0.77		(0.17)	1.06

Revenue by Nature

Subscription revenue:
Video	142.8	137.6	4%	284.0	274.9	3%
Broadband internet	142.2	135.4	5%	282.2	270.6	4%
Fixed-line telephony	61.6	56.2	10%	121.3	112.5	8%
Cable subscription revenue	346.6	329.2	5%	687.5	658.0	4%
Mobile telephony	150.8	51.0	196%	257.4	98.9	160%
Total subscription revenue	497.4	380.2	31%	944.9	756.9	25%
Business services	29.8	30.0	(1%)	60.6	58.4	4%
Other	98.9	42.0	135%	173.1	83.4	108%
Total Revenue	626.1	452.2	38%	1,178.6	898.7	31%

Expenses by Nature

Network operating expenses	(37.4)	(17.0)	120%	(64.9)	(34.0)	91%
Direct costs (programming, copyrights, interconnect and other)	(154.9)	(101.0)	53%	(291.8)	(207.5)	41%
Staff-related expenses	(67.3)	(43.6)	54%	(124.1)	(87.1)	42%
Sales and marketing expenses	(23.8)	(17.5)	36%	(47.4)	(31.0)	53%
Outsourced labor and Professional services	(12.9)	(9.8)	32%	(26.0)	(17.5)	49%
Other indirect expenses	(39.4)	(16.9)	133%	(71.9)	(40.2)	79%
Restructuring gains (charges)	—	—	—%	0.2	0.5	(60%)
Operating charges related to acquisitions or divestitures	(5.3)	(3.1)	71%	(6.4)	(4.1)	56%
Share-based payments granted to directors and employees	(3.6)	(2.3)	57%	(4.7)	(6.7)	(30%)
Depreciation	(92.6)	(66.6)	39%	(173.2)	(134.0)	29%
Amortization	(39.5)	(17.6)	124%	(71.7)	(34.7)	107%
Amortization of broadcasting rights	(10.8)	(10.2)	6%	(25.9)	(24.8)	4%
Gain on disposal of property and equipment	0.5	0.1	400%	0.9	0.5	80%

Total Expenses	(487.0)	(305.5)	59%	(906.9)	(620.6)	46%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2016	21

5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended					For the six months ended
	June 30,					June 30,
	2016	2015		Change %		2016	2015		Change %

Cash flows from operating activities
Profit (loss) for the period	(11.0)	90.2		N.M.		(19.6)	124.3		N.M.
Depreciation, amortization, impairment and restructuring charges	142.4	94.3		51%		269.9	192.5		40%
Working capital changes and other non cash items	2.9	(4.1)		N.M.		(38.0)	33.0		N.M.
Income tax expense	22.6	48.0		(53%)		42.7	73.0		(42%)
Net interest expense, foreign exchange loss and other finance expenses	84.0	59.3		42%		143.6	118.6		21%
Net loss on derivative financial instruments	26.9	(51.9)		(152%)		86.2	(40.0)		N.M.
Loss on extinguishment of debt	16.9	—		—%		16.9	—		—%
Cash interest expenses and cash derivatives	(39.7)	(44.5)		(11%)		(124.7)	(95.6)		30%
Income taxes paid	(5.0)	—		—%		(92.0)	(77.6)		19%

Net cash from operating activities	240.0	191.3		25%		285.0	328.2		(13%)

Cash flows from investing activities
Purchases of property and equipment	(53.4)	(48.8)		9%		(121.2)	(117.1)		4%
Purchases of intangibles	(59.7)	(20.2)		196%		(105.2)	(61.3)		72%
Acquisition of other investments	(1.8)	—	—	—%	—%	(1.8)	—	—	—%
Acquisition of and loans to equity accounted investees	(0.5)	(0.6)		(17%)		(0.5)	(59.8)		(99%)
Acquisition of subsidiary, net of cash acquired	—	—	—	—%		(1,180.6)	—		—%
Proceeds from sale of property and equipment	0.6	0.8		(25%)		3.2	1.9		68%
Purchase of broadcasting rights for resale purposes	(0.1)	—		—%		(0.2)	—		—%
Proceeds from the sale of broadcasting rights for resale purposes	0.1	—		—%		0.2	—		—%

Net cash used in investing activities	(114.8)	(68.8)		67%		(1,406.1)	(236.3)		495%

Cash flows from financing activities
Repayments of loans and borrowings	(997.0)	—		—%		(997.0)	—		—%
Proceeds from loans and borrowings	739.6	—		—%		1,956.6	—		—%
Repurchase of own shares	(20.0)	(15.0)		33%		(40.0)	(40.0)		—%
Sale of own shares	—	1.5		(100%)		—	1.5		(100%)
Payments for early termination of derivative financial instruments	(10.7)	—		—%		(10.7)	—		—%
Payments for early termination of loans and borrowings	(9.9)	—		—%		(9.9)	—		—%
Payments for debt issuance costs	(13.8)	—		—%		(27.8)	—		—%
Other financing activities (incl. finance leases)	(7.2)	(6.1)		18%		(11.2)	(10.6)		6%

Net cash from (used in) financing activities	(319.0)	(19.6)		N.M.		860.0	(49.1)		N.M.

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	210.0	129.0		63%		277.3	189.1		47%
Cash at end of period	16.2	231.9		(93%)		16.2	231.9		(93%)

Net cash generated (used)	(193.8)	102.9		N.M.		(261.1)	42.8		N.M.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2016	22

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2016	2015	Change %	2016	2015	Change %

Free Cash Flow
Net cash from operating activities	240.0	191.3	25%	285.0	328.2	(13%)
Cash payments for direct acquisition and divestiture costs	5.6	1.8	N.M.	8.5	1.9	347%
Purchases of property and equipment	(53.4)	(48.8)	9%	(121.2)	(117.1)	4%
Purchases of intangibles	(59.7)	(20.2)	196%	(105.2)	(61.3)	72%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(0.5)	(0.4)	25%	(0.9)	(0.9)	—%
Principal payments on post acquisition additions to network leases	(3.6)	(3.2)	13%	(6.9)	(5.7)	21%

Free Cash Flow	128.4	120.5	7%	59.3	145.1	(59%)

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2016	23

5.3    EU IFRS condensed consolidated interim statement of financial position
(unaudited)

(€ in millions)	June 30,	December 31,	Change
	2016	2015

ASSETS
Non-current Assets:
Property and equipment	1,991.6	1,411.9	579.7
Goodwill	1,558.0	1,241.8	316.2
Other intangible assets	771.2	241.1	530.1
Deferred tax assets	141.8	108.5	33.3
Investments in and loans to equity accounted investees	56.4	57.7	(1.3)
Other investments	1.8	—	1.8
Derivative financial instruments	0.9	7.6	(6.7)
Trade receivables	6.2	4.7	1.5
Other assets	11.7	13.2	(1.5)
Total non-current assets	4,539.6	3,086.5	1,453.1

Current Assets:
Inventories	23.6	19.3	4.3
Trade receivables	205.6	145.9	59.7
Other current assets	129.2	68.6	60.6
Cash and cash equivalents	16.2	277.3	(261.1)
Derivative financial instruments	6.6	0.9	5.7
Total current assets	381.2	512.0	(130.8)

TOTAL ASSETS	4,920.8	3,598.5	1,322.3

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium and other reserves	965.4	1,001.3	(35.9)
Retained loss	(2,244.4)	(2,224.9)	(19.5)
Remeasurements	(9.3)	(9.3)	—
Total equity attributable to owners of the Company	(1,275.5)	(1,220.1)	(55.4)
Non-controlling interests	16.5	16.7	(0.2)
Total equity	(1,259.0)	(1,203.4)	(55.6)

Non-current Liabilities:
Loans and borrowings	4,543.1	3,683.3	859.8
Derivative financial instruments	124.4	57.8	66.6
Deferred revenue	1.3	0.6	0.7
Deferred tax liabilities	185.8	124.5	61.3
Other liabilities	110.3	59.1	51.2
Total non-current liabilities	4,964.9	3,925.3	1,039.6

Current Liabilities:
Loans and borrowings	217.0	110.6	106.4
Trade payables	182.7	133.5	49.2
Accrued expenses and other current liabilities	507.0	350.2	156.8
Deferred revenue	104.3	73.6	30.7
Derivative financial instruments	10.9	6.2	4.7
Current tax liability	193.0	202.5	(9.5)
Total current liabilities	1,214.9	876.6	338.3

Total liabilities	6,179.8	4,801.9	1,377.9

TOTAL EQUITY AND LIABILITIES	4,920.8	3,598.5	1,322.3

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2016	24

(1)
For purposes of calculating rebased growth rates on a comparable basis for the three and six months ended June 30, 2016, we have adjusted our historical revenue and Adjusted EBITDA for the three and six months ended June 30, 2015 to include the pre-acquisition revenue and Adjusted EBITDA of BASE in our rebased amounts for the three and six months ended June 30, 2015 to the same extent that the revenue and Adjusted EBITDA are included in our results for the three and six months ended June 30, 2016 (BASE being fully consolidated since February 11, 2016). We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

(2)
Under “Choose Your Device” contractual arrangements, which include separate contracts for the mobile handset and airtime, Telenet generally recognizes the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of “Choose Your Device” in July 2015, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with “Choose Your Device” handset revenue are expensed at the point of sale.

(3)
EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 11.

(4)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(5)
Free Cash Flow is defined as net cash provided by the Company’s continuing operations, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on capital-related vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(6)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that Telenet uses to provide its enhanced service offerings. Telenet counts Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to Telenet's video service at each home is counted as two RGUs.

(7)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives Telenet's video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As Telenet migrates customers from basic to enhanced video services, Telenet reports a decrease in our Basic Video Subscribers equal to the increase in Telenet's Enhanced Video Subscribers.

(8)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.

(9)
Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.

(10)
Telenet's mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.

(11)
Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2016	25

are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.

(12)
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.

(13)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(14)
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.

(15)
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(16)
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

(17)
Net leverage ratio is calculated as per the 2015 Amended Senior Credit Facility definition, using net total debt, excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, and (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195.0 million, divided by last two quarters’ Consolidated Annualized EBITDA.

Investor & Analyst call – Telenet will host an earnings call for institutional investors and analysts on July 28, 2016 at 3:00pm CET, For details and webcast links, please visit: http://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@staff.telenet.be	Phone: +32 15 333 054
	Thomas Deschepper	thomas.deschepper@staff.telenet.be	Phone: +32 15 366 645
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@staff.telenet.be	Phone: +32 15 335 006

About Telenet – Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand “Telenet Business”. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2015 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results for the six months ended June 30, 2016 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of the acquisition of BASE on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulato

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2016	26

ry developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2015 have been prepared in accordance with EU IFRS unless otherwise stated and have been made available on the Company’s website. The Company's Half Year Report for the six months ended June 30, 2016 will be made available on the Company's website as of August 3, 2016.

Non-GAAP measures –Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com/). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on July 28, 2016 at 7:00am CET